DSI REALTY INCOME FUND VII
                     (A California Real Estate Limited Partnership)


BALANCE SHEETS(UNAUDITED)
SEPTEMBER 30, 1997 AND DECEMBER 31, 1996

                                        September 30,     December 31,
                                            1997             1996
ASSETS

CASH AND CASH EQUIVALENTS                $  481,882       $  481,301
PROPERTY                                  3,292,749        3,674,730
OTHER ASSETS                                 51,726           31,660

TOTAL                                    $3,826,357       $4,187,691

LIABILITIES AND PARTNERS' EQUITY

LIABILITIES                              $  580,718       $  567,689

PARTNERS' EQUITY:
     General Partners                       (75,311)         (71,568)
     Limited Partners                     3,320,950        3,691,570

  Total partners' equity                  3,245,639        3,620,002

TOTAL                                    $3,826,357       $4,187,691

See accompanying notes to financial statements (unaudited).

STATEMENTS OF INCOME (UNAUDITED)
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996


                                        September 30,     September 30,
                                            1997              1996

REVENUES:

Rental Income                            $  498,008        $  467,923
Interest                                      2,515             2,887
     Total revenues                         500,523           470,810

EXPENSES:

Operating Expenses                          312,840           303,830
General and administrative                   36,876            33,681
     Total expenses                         349,716           337,511

NET INCOME                               $  150,807        $  133,299

AGGREGATE NET INCOME ALLOCATED TO:
    Limited partners                     $  149,299        $  131,966
    General partners                          1,508             1,333

TOTAL                                    $  150,807        $  133,299

NET INCOME PER LIMITED
   PARTNERSHIP UNIT                      $     6.22        $     5.50

LIMITED PARTNERSHIP UNITS
   USED IN PER UNIT CALCULATION              24,000            24,000

See accompanying notes to financial statements (unaudited).

STATEMENTS OF INCOME (UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996

                                September 30,   September 30,
                                    1997           1996


REVENUES:
Rental Income                   $1,455,385       $1,403,190
Interest                             7,428            8,791
Total Revenues                   1,462,813        1,411,981

EXPENSES:
Operating Expenses                 968,702          916,933
General and administrative         141,202          133,167
Total expenses                   1,109,904        1,050,100

NET INCOME                        $352,909         $361,881

AGGREGATE NET INCOME ALLOCATED TO:
Limited partners                   349,380          358,262
General partners                     3,529            3,619
TOTAL                              352,909          361,881

NET INCOME PER LIMITED
  PARTNERSHIP UNIT                  $14.56           $14.93

LIMITED PARTNERSHIP UNITS
 USED IN PER UNIT CALCULATION       24,000           24,000

See accompanying notes to financial statements (unaudited).


STATEMENTS OF CHANGES IN PARTNERS' EQUITY (UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996

                                      GENERAL        LIMITED
                                      PARTNERS       PARTNERS       TOTAL

EQUITY AT DECEMBER 31, 1995           ($66,391)     $4,204,098   $4,137,707

NET INCOME                               3,619         358,262      361,881
DISTRIBUTIONS                           (7,272)       (720,000)    (727,272)

EQUITY AT SEPTEMBER 30, 1996          ($70,044)     $3,842,360   $3,772,316

EQUITY AT DECEMBER 31, 1996           ($71,568)     $3,691,570   $3,620,002

NET INCOME                               3,529         349,380      352,909
DISTRIBUTIONS                           (7,272)       (720,000)    (727,272)

EQUITY AT SEPTEMBER 30, 1997          ($75,311)     $3,320,950   $3,245,639


See accompanying notes to financial statements(unaudited).


STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996

                                      September 30,     September 30,
                                          1997              1996

CASH FLOWS FROM OPERATING ACTIVITIES:

Net income                             $ 352,909          $ 361,881

Adjustments to reconcile net
   income to net cash provided
   by operating activities:

    Depreciation                         381,981            381,980

    Changes in assets and
   	liabilities:

     Increase in other assets            (20,066)            (4,205)
     Increase(Decrease) in
     liabilities:                         13,029             (6,200)

Net cash provided by
   operating activities                  727,853            733,456

CASH FLOWS FROM FINANCING ACTIVITIES -

     Distributions to partners          (727,272)          (727,272)

NET DECREASE IN CASH AND
   CASH EQUIVALENTS                          581              6,184

CASH AND CASH EQUIVALENTS:

     At beginning of period              481,301             470,517
     At end of period                  $ 481,882           $ 476,701


See accompanying notes to financial statements (unaudited).


DSI REALTY INCOME FUND VII
(A California Real Estate Limited Partnership)

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

1.   GENERAL

DSI Realty Income Fund VII (the "Partnership"), has two general partners (DSI Properties, Inc., and Diversified Investors Agency) and limited partners owning 24,000 limited partnership units. The Partnership was formed under the California Uniform Limited Partnership Act for the primary purpose of acquiring and operating real estate.

The accompanying financial information as of September 30, 1997, and for the periods ended September 30, 1997, and 1996 is unaudited. Such financial information includes all adjustments which are considered necessary by the Partnership's management for a fair presentation of the results for the periods indicated.

2.   PROPERTY

Properties owned by the Partnership are all mini-storage facilities. Depreciation is calculated using the straight line method over the estimated useful life of 15 years. The total cost of property and accumulated depreciation at September 30, 1997, is as follows:


        Land                                 $  2,089,800
        Buildings and equipment                 7,662,434
        Equipment                                  39,046
        Total                                   9,791,280
        Less: Accumulated Depreciation        ( 6,498,531)
        Property - Net                       $  3,292,749


3.   NET INCOME PER LIMITED PARTNERSHIP UNIT

Net income per limited partnership unit is calculated by dividing the net income allocated to the limited partners by the number of limited partnership units outstanding during the period.